Exhibit 99.2

Relevant portions of the comments of Gregory A. Serrao at the Roth Capital Partners Growth Stock Conference on February 19, 2004.

1. I told you about our same market growth rates. We target 8 to 10%. In our early years of ‘99, 2000, 2001, our internal growth rates were 13, 14, 15% levels, and our revenue has grown like that, and our operating earnings have grown eight or nine percent. We weren’t getting the same operating income leverage that we got from the revenue growth, and we found we were spending too much money to grow the business. In other words, a lot of cap ex to build new offices, and we were taking on too many highly discounted dental plans like managed care. So the revenue was growing, but the earnings were not growing. So our strategy in 2001 was to stop that and start changing the shift of mix. If you look at our mix of business at American Dental Partners, we went from 55-56% capitated to where we only about 20% capitated today. A dramatic shift of patients, so fewer patients actually today than we had at that time. Revenue growth slowed down. You can see quarter 1, quarter 2 of ‘03 the revenue started to pick up. Quarter 3 we got close to our internal target. Quarter 4 will be in that target. [see Slide A, below]

2. EBIT, you can see September ‘03 is $9.2 million vs. $8.2 million in September ‘02. 2001 as I said we had the 20% of our revenue cancelled in the contracts with Cigna. ‘02 bounced back pretty well. ‘03 is going to be, when the 4th quarter is reported, is going be a strong year. [see Slide B, below]

3. We run the company on the balance sheet and on the cash flow, not on accrual earnings. You can see over the years, 2001 is the Cigna cancellation, so cash flow from operations was $10 million, the same as the prior year. ‘02 it was $17 million. ‘03 the number is going to be north of $20 million cash from operations. We are a very strong cash flow generating business. Dentistry is. Almost any dental company you look at, whether it’s on the supply side, the manufacturing side, the laboratory side, or the practice, cash flow generation is very strong and should be very strong. And this is cash from operations. So this is net income, add back depreciation, amortization, working capital. This is the GAAP number of cash from operations. And on about $20 million of cash flow, we need to spend $7 or $8 million on cap ex every year. The rest is free cash flow that we can do what we want with. [see Slide C, below]

4. Finally, the balance sheet. You can see today, debt to total capital at least at September ‘03 is at 38%. That’s below our target of 40%. It’ll continue that trend through the fourth quarter here, but again strong balance sheet, strong cash flow. [see Slide D, below]

Slide A

Slide B

Slide C

Slide D